EXHIBIT 10.6

English Translation

Lease Agreement

Wuhan Kingold Jewelry, Inc., as Lessor: (hereinafter referred to as Party A)

Wuhan Vogue-Show Jewelry Co., Ltd., as Lessee: (hereinafter referred to as Party B, together with Party A, the “Parties”)

In accordance with the Real Estate Management Laws of the People’s Republic of China (PRC) and the Administration Procedures of Wuhan relating to Leasing of Urban Premises, Party A and Party B have reached an agreement through friendly consultation to conclude the following contract.

1, Party A will lease to Party B the premises owned by Party A itself, which is located at No. 15, Fifth Floor, Unit No. 1-3 of the Economic Development Zone, Jiang'an District, Wuhan, Hubei Province, PRC. The registered size of the leased premises is 96 square meters.

2, The rental will be 10,000 RMB per year, and the term of lease is five years. After the lease term, Party B will have the priority to continue to lease the premises.

3, The lease term will commence on February 1, 2015. Payment of rental will be one installment every six months. Party B will pay the rental before using the premises. In case the rental is overdue, Party B will pay 0.5 percent of the amount due per day as overdue fines. If the rental is more than fifteen days overdue, Party A has the right to take back the premises.

4. If Party B’s production and operation so requires, on the condition of observing relevant PRC regulations and laws, Party B shall have the right to repair the premises (provided that Party B shall not change the major structure of the premises). Party B will bear the cost of such repairs. When the lease term expires, all the leased property in the leased premises (including repairs, not including other facilities) shall be returned to Party A, and Party B shall not be entitled to compensation for any newly-increased value.

5. During the lease term, Party A shall pay the expenses of electricity and water incurred by Party B in connection with its operation on the leased premises.

6.  During the term, Party B shall ensure that the premises and its equipment and facilities are in useful and safe condition in accordance with relevant PRC laws, decrees and pertinent rules and regulations.

7. Except for national policies and irresistible causes, the Parties shall perform their respective obligations under this contract and shall not terminate the contract without reasonable reasons. One Party shall notify the other Party three months before such Party proposes to change the terms of the contract or to terminate the contract before its expiration, and the Parties shall execute an agreement in written form, otherwise, this contract will continuously have effectiveness.

8. A Party’s breach of any of the foregoing provisions should be deemed as a breach of the contract, and such Party who breaches this contract shall compensate for any loss caused to the other Party.

9, The contract shall become effective upon the execution (and affixed with official seal) by both Parties.

10, There are four originals of this contract. Each Party shall hold two originals. The Parties shall use their best efforts to settle any outstanding issues under this contract through friendly consultation.

Lessor(Party A)	Lessee(Party B)

(Official Seal)	(Official Seal)

Date:       February 1, 2015